Ex 10.7

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Loan Agreement”) is executed effective the 27 day of March, 2024, by LODGING FUND REIT III OP, LP, a Delaware limited partnership (“Borrower”) whose address for purposes hereof is 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103, and LEGENDARY A-1 BONDS LLC, a Delaware limited liability company (“Lender”), whose address for purposes hereof is 1635 43rd Street South, Suite 205, Fargo, North Dakota 58103.

W I T N E S S E T H:

WHEREAS, Borrower has requested that Lender extend to Borrower a loan up to a maximum principal amount of FOUR MILLION EIGHT HUNDRED NINETY-SIX THOUSAND EIGHT HUNDRED ONE AND 05/100 DOLLARS ($4,896,801.05), and Lender is willing to extend such loan to Borrower upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties of Borrower hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Loan Agreement, the following terms shall have the respective meanings assigned to them.

Advance.  The term “Advance” shall mean any advance by Lender to, or for the benefit of, Borrower.

Default.  The term “Default” shall mean the occurrence of any event which, with the giving of notice, lapse or expiration of time, or both, or other condition precedent, will constitute an “Event of Default” under Section 5.1 of this Loan Agreement, regardless of whether any requirement for the giving of notice, the lapse or expiration of time, or any other condition precedent to an Event of Default, if any, has been satisfied.

Event of Default.  The term “Event of Default” shall mean any event specified as an “Event of Default” in Section 5.1 of this Loan Agreement.

Indebtedness.  The term “Indebtedness” shall mean the indebtedness evidenced by the Note and any subordinated indebtedness.

Loan.  The term “Loan” shall mean that certain loan made available to Borrower in the maximum principal amount of FOUR MILLION EIGHT HUNDRED NINETY-SIX THOUSAND EIGHT HUNDRED ONE AND 05/100 DOLLARS ($4,896,801.05) and being more particularly described in Section 2.1 of this Loan Agreement.

Loan Commitment Amount.  The term “Loan Commitment Amount” shall mean the sum of FOUR MILLION EIGHT HUNDRED NINETY-SIX THOUSAND EIGHT HUNDRED ONE AND 05/100 DOLLARS ($4,896,801.05).

Loan Documents.  The term “Loan Documents” shall mean this Loan Agreement, the Note, the Security Agreement, and any other documents evidencing the Loan or executed in connection therewith.

Maximum Rate.  The term “Maximum Rate” shall mean, on any day, the maximum non-usurious rate of interest permitted for that day by whichever of applicable federal or North Dakota (or any jurisdiction whose usury laws are deemed to apply to the Loan or any documents executed in connection therewith despite the intention and desire of the parties to apply the usury laws of the State of North Dakota) laws permit the higher interest rate, stated as a rate per annum. Without notice to Borrowers or any other Person, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum non-usurious rate of interest permitted by applicable law fluctuates. If no maximum non-usurious rate is established by applicable law, then the term “Maximum Rate” shall mean a rate of interest equal to fourteen and 50/100 percent (14.50%) per annum.

Note.  The term “Note” shall mean that certain Promissory Note dated of even date with the effective date hereof, executed by Borrower and payable to the order of Lender in the maximum principal amount of the Loan, together with all modifications, renewals, extensions, amendments and restatements thereof and substitutions therefor, and being more particularly described in Section 2.1 of this Loan Agreement.

Ex 10.7

Obligations.  The term “Obligations” shall mean the obligations and liabilities of Borrower to Lender evidenced by the Note or this Loan Agreement or any agreement executed pursuant to or in connection with this Loan Agreement.

Person.  The term “Person” shall mean any corporation, partnership, joint venture, limited liability company, association, trust, trustee, estate, individual, unincorporated business entity or governmental department, administrative agency or instrumentality, or other entity.

ARTICLE II

THE LOAN

2.1 Loan.  Subject to, and upon the terms, conditions, covenants and agreements contained herein, and in reliance upon the covenants, agreements, representations and warranties of Borrower set forth herein, and provided that at the time of any proposed borrowing hereunder no Default exists, Lender agrees to lend to Borrower up to, but not exceeding the Loan Commitment Amount in one Advance on the date of this Loan Agreement.  The Loan shall be evidenced by the Note and will bear interest at the rate of the lesser of fourteen and 50/100 percent (14.50%) per annum, or the Maximum Rate. The indebtedness evidenced by the Note shall be due and payable as set forth therein, with the final maturity being twenty-four (24) months from the date thereof.

The Advance, and all renewals, extensions, modifications and rearrangements of the Note, if any, shall be deemed to have been made pursuant to this Loan Agreement and, accordingly, shall be subject to the terms, conditions and provisions hereof, and Borrower shall be deemed to have ratified, as of the date of the Advance and each renewal, extension, modification or rearrangement, all the representations, covenants, warranties, promises and agreements set forth herein as of such date.

2.2 Optional Prepayments.  Borrower may, without notice, premium or penalty, prepay the Loan in full or in part at any time or from time to time, upon payment of accrued interest thereon to the date of prepayment.  Any prepayments shall be applied first to accrued but unpaid interest, then to the discharge of any expenses for which Lender may be entitled to receive reimbursement under any agreement with Borrower, and the balance remaining, if any, shall be applied to installments of unpaid principal, in the inverse order of maturity.

2.3Collateral.  The entire indebtedness evidenced by the Note shall be secured by a security interest in four hundred eighty nine thousand six hundred eighty (489,680) unissued and not outstanding Common Limited Partnership Units of Borrower (the “Collateral”), and in this connection Borrower shall cause Lodging Fund REIT III, Inc., a Maryland corporation, to execute and deliver to Lender a security agreement (the “Security Agreement”) (along with any other documents and/or instruments requested by Lender) encumbering the Collateral which shall be in such form as is acceptable to Lender.

2.4Use of Proceeds.  The Loan is and shall be a “business loan”. The funds advanced by Lender under the Note will be used solely to satisfy the remaining portion of the outstanding indebtedness on the 142-room Fairfield Inn & Suites in Lakewood, Colorado, that is not being satisfied by the cash payment of $12,000,000.00 from Bluebird Credit EM LLC.

2.5Origination Fee; Exit Fee.  On the date of this Loan Agreement, Borrower shall pay to Lender an origination fee in the amount of $73,452.00 (the “Origination Fee”), which Borrower agrees that Lender may withhold from the Advance of the Loan, and which Origination Fee is deemed earned by Lender as of the date of this Loan Agreement.  Borrower shall also pay the Exit Fee (as defined in the Note) at the time that the Loan is paid in full.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce Lender to enter into this Loan Agreement, Borrower hereby represents and warrants to Lender as of the date of this Loan Agreement as follows:

3.1Corporate Authority.  Borrower is a limited partnership, validly existing and in good standing under the laws of the State of Delaware.  Borrower is duly licensed, qualified to do business and in good standing in each jurisdiction in which the ownership of its assets or the conduct of its business requires such licensing and qualification.

3.2No Event of Default.  No Event of Default has occurred and is continuing.

3.3Actions, Suits, Litigation or Proceedings.  There are no actions, suits or proceedings pending or to the knowledge of Borrower threatened in writing that (a) would have a material adverse effect on Borrower or the Property, or (b) may have the effect of challenging, preventing, delaying or otherwise interfering with the validity or enforceability of any of the Loan documents.

Ex 10.7

3.4Company Action; No Breach.  The execution, delivery, and performance by Borrower of this Loan Agreement, the Note, the Security Agreement, and any other documents required in connection with the Loan, and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent that has not already been obtained under (i) the certificate of formation, company agreement or operating agreement of Borrower, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any governmental authority or arbitrator in any material respects, or (iii) any agreement or instrument to which Borrower is a party or by which any of them or any of their property is bound or subject in any material respects, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any of the revenues or assets of Borrower.

3.5Enforceability.  This Agreement constitutes, and the Note, the Security Agreement, and any other documents required in connection with the Loan when delivered, shall constitute legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors’ rights.

3.6Approvals.  Other than as contemplated herein or as obtained prior to the parties entering into this Loan Agreement, no authorization, approval, or consent of, and no filing or registration with, any governmental authority or third party is or will be necessary for the execution, delivery, or performance by Borrower of this Loan Agreement, the Note, the Security Agreement, and any other documents required in connection with the Loan or the validity or enforceability thereof.

3.7Disclosure.  No statement, information, report, representation, or warranty made by Borrower in this Loan Agreement, the Note, the Security Agreement, and any other documents required in connection with the Loan or furnished to Lender in connection with this Loan Agreement or any of the transactions contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to Borrower which has a material adverse effect, or which might in the future have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of Borrower that has not been disclosed in writing to Lender.

3.8Compliance with Laws.  To Borrower’s actual knowledge, Borrower is not in violation in any material respect of any law, rule, regulation, order, or decree of any governmental authority in any material respects.

ARTICLE IV

DEFAULT

4.1 Default.  The occurrence of any of the following events or conditions shall constitute an “Event of Default” under this Loan Agreement, and under the Note:

(a) Failure to pay any principal of or interest on the Note within ten (10) calendar days after when due or declared due;

(b) Any representation or warranty made by Borrower in this Loan Agreement is untrue in any material respect as of the date made or furnished;

(c) The entry of any final judgment against Borrower exceeding Two Hundred Fifty Thousand Dollars ($250,000.00) to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, or any attachment or other levy against the property of Borrower with respect to a claim remains unpaid, unstayed on appeal, undischarged, not bonded and not dismissed for a period of thirty (30) days;

(d) Dissolution, liquidation, termination of existence, insolvency, business failure or winding up of Borrower;

(e) Filing by Borrower of a voluntary petition or any answer seeking reorganization, arrangement or readjustment of Borrower’s debts or for any other relief under any Debtor Relief Law or any action by an Obligor consenting to, approving of or acquiescing in any such petition or proceeding; the application by Borrower for, or the appointment by consent or acquiescence of, a receiver or trustee for an Obligor or for all or a substantial part of Borrower’s property; the making by Borrower of an assignment for the benefit of creditors; the inability of Borrower or the admission by Borrower in writing, of Borrower’s inability to pay Borrower’s debts as they mature (the term “acquiescence” means the failure to file a petition or motion in opposition to such petition or proceeding or to vacate or discharge any order, judgment or decree providing for such appointment within 30 days after the appointment of a receiver or trustee); or

Ex 10.7

(f) Filing of an involuntary petition against Borrower in bankruptcy or seeking reorganization, arrangement or readjustment of Borrower debts or for any other relief under any Debtor Relief Law and such petition remains undismissed or unanswered for a period of sixty (60) days from such filing; or the involuntary appointment of a receiver or trustee for Borrower for all or a substantial part of Borrower’s property and such appointment remains unvacated or unopposed for a period of thirty (30) days from such appointment; or the issuance of a writ of attachment, execution or similar process against any substantial part of the property of Borrower and such writ remains unbonded or undismissed for a period of thirty (30) days from notice to Borrower of its issuance).

Lender may remedy any Default, without waiving same, or may waive any Default without waiving any prior or subsequent Default.

4.2Optional Acceleration.  Upon the occurrence of any Default any obligation of Lender to extend credit or make Advances shall immediately terminate, and upon the occurrence of any Event of Default set forth in Subsections 5.1(a) through 5.1(f), Lender, at its option, without notice to Borrower, may declare the Obligations (including without limitation all unpaid principal and accrued but unpaid interest) to be forthwith due and payable, whereupon the same shall become due and payable without any presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, or notice of any kind (except notice required by law which cannot be waived), all of which are hereby waived.

4.3Remedies.

(15)Acceleration.  Upon the occurrence of an Event of Default and at any time and from time to time thereafter, so long as such Event of Default remains uncured, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Collateral, including declaring the Loan to be immediately due and payable (including unpaid interest and any other amounts owing by Borrower), without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding. Notwithstanding anything to the contrary set forth herein, after the occurrence of an Event of Default, Lender may accept or reject the tender of cure for such Event of Default in its sole and absolute discretion.
(16)Remedies Cumulative.  Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Loan will be declared, or be automatically, due and payable, and whether or not Lender will have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender will be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender will remain in full force and effect until Lender has exhausted all of its remedies against the Collateral, the Security Agreement has been foreclosed, the Collateral has been sold and/or otherwise realized upon in satisfaction of the Loan or the Loan has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document will be construed as requiring Lender to resort to any portion of the Collateral for the satisfaction of any of the Loan in preference or priority to any other portion, and Lender may seek satisfaction out of the entire Collateral or any part thereof, in its discretion.
(17)Delay.  No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender will impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Event of Default will not be construed to be a waiver of any subsequent Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of the Security Agreement to the extent necessary to foreclose on all or any portion of the Collateral.
(18)Lender’s Right to Perform.  If Borrower fails to perform any covenant or obligation contained herein and such failure will continue for a period of five (5) business days after Borrower’s receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but will have no obligation to, perform, or cause

Ex 10.7

performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith will be payable by Borrower to Lender upon demand and if not paid will be added to the Loan (and to the extent permitted under applicable laws, secured by the Security Agreement and other Loan Documents) and will bear interest thereafter at the Maximum Rate. Notwithstanding the foregoing, Lender will have no obligation to send notice to Borrower of any such failure.

ARTICLE V

MISCELLANEOUS

5.1Interest.  It is the intention of the parties hereto to comply with applicable usury laws; accordingly, it is agreed that notwithstanding any provision to the contrary in this Loan Agreement, the Note, or otherwise relating thereto, and in no event shall this Loan Agreement or such instruments or documents require the payment or permit the collection of interest, as defined under applicable usury laws, in excess of the Maximum Rate. If any such excessive interest is contracted for, charged or received under this Loan Agreement, the Note, or otherwise relating thereto, or if the maturity of any Indebtedness to Lender is accelerated in whole or in part, or in the event that all or part of the principal of or interest on the Note shall be prepaid, so that under any of such circumstances the amount of interest contracted for, charged or received under this Loan Agreement, the Note, or otherwise relating thereto, on the amount of principal actually outstanding from time to time under the Note, shall exceed the Maximum Rate, then in any such events (i) the provisions of this Section shall govern and control, (ii) no Obligor shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum amount of interest permitted to be contracted for by, charged to or received from the Person obligated thereon under applicable usury laws, (iii) any such excess which may have been collected either shall be applied as a credit against the then unpaid principal amount on the Note or refunded to the Person paying the same, at the holder’s option, and (iv) the effective rate of interest shall be automatically reduced to the Maximum Rate. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received under this Loan Agreement, the Note, or under such other documents which are made for the purpose of determining whether such rate exceeds the Maximum Rate shall be made, to the extent permitted by applicable usury laws, by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the Note, all interest at any time contracted for, charged or received from Borrower or otherwise by the holder or holders of the Note in connection with the Note or this Loan Agreement.

5.2 No Waiver; Cumulative Remedies.  No failure by Lender to exercise, and no delay by Lender in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and under the Security Instruments are cumulative and not exclusive of any rights or remedies provided by law or in any other agreement, and may be pursued separately, successively or concurrently against Borrower at the sole discretion of Lender.

5.3 Successors.  This Loan Agreement shall be binding upon Borrower and its successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

5.4 Notices.  All notices, requests and demands shall be given to or made to Lender or Borrower, as applicable, at such party’s address set forth in the preamble of this Loan Agreement. All notices and other communications given under the provisions of this Loan Agreement shall be deemed to have been given (i) when sent, if sent by registered or certified mail, or (ii) when actually received, if sent by hand delivery, in each case addressed to such party as provided herein or according to the most recent records of the notifying party.

5.5Survival of Agreements.  All agreements, covenants, representations and warranties made herein shall survive the execution and delivery of the Note and the Security Agreement and the modification, renewal, extension or rearrangement thereof.

5.6 Severability.  Whenever possible, each provision of this Loan Agreement shall be interpreted in such manner as to be effective, valid and enforceable under applicable law, but if any provision of this Loan Agreement shall be prohibited by, or invalid or unenforceable under, applicable law, then (i) the parties hereto agree that they will amend such provisions by the minimal amount necessary to bring such provisions within the ambit of enforceability, and (ii) the court may, at the request of any party, revise, reform or reconstruct such provisions in a manner sufficient to cause them to be enforceable. In no event shall any prohibition against, or the invalidity or unenforceability of, any provision hereof affect the validity or enforceability of any other provision hereof.

5.7Controlling Document.  In the event of actual conflict in the terms and provisions of this Loan Agreement and the Note the terms and provisions of this Loan Agreement will control.

5.8Amendment.  This Loan Agreement may not be amended except in writing signed by the parties hereto.

Ex 10.7

5.9Descriptive Headings.  Descriptive headings of the several sections of this Loan Agreement are inserted for convenience only and do not constitute a part of this Loan Agreement.

5.10Governing Law. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of North Dakota applicable to contracts made and performed in such state.

5.11Dispute Resolution.

a.	Disputes. In the event a dispute of any kind arises out of, in connection with, or relating to, this Loan Agreement (including any dispute concerning its construction, performance or breach) (a “Dispute”), the parties will attempt to resolve the Dispute as set forth in Sections 5.11(b) and 5.11(c) before proceeding to arbitration as provided in Section 5.11(d). EACH PARTY AND THEIR PERMITTED SUCCESSORS AND ASSIGNS HEREBY WAIVE ALL RIGHTS TO SEEK REMEDIES IN ANY COURT AND THE RIGHT TO TRIAL BY JURY. All documents, discovery, and other information related to any such Dispute, and the attempts to resolve or arbitrate such Dispute, will be kept confidential to the fullest extent possible under law
b.	Negotiation. If a Dispute arises, any party to the dispute will give written notice to each other party (the “Dispute Notice”). After written notice has been given, the parties in good faith will attempt to negotiate a resolution of the Dispute.
c.	Mediation. If the parties do not resolve any Dispute within thirty (30) days after a Dispute Notice is provided to the party as set forth in Section 5.11(b) (the “Negotiations Period”), the parties shall try in good faith to settle such Dispute through non-binding mediation under the Commercial Mediation Rules of the American Arbitration Association (the “AAA”). The parties will jointly appoint a mediator acceptable to both parties to such Dispute, seeking assistance in such regard from the AAA if they do not agree upon such appointment within twenty (20) days after expiration of the Negotiations Period. The costs of such mediation, including fees and expenses, shall be borne equally by the parties. Such mediation would be held in Cass County, North Dakota. Each party to the Dispute shall bear his, her or its respective attorneys’ fees and costs (including, without limitation, expert fees and costs), provided that as set out above such parties shall bear equally the mediation fees and mediation compensation incurred in connection with the mediation proceeding.
d.	Arbitration. If there remains unresolved any Dispute sixty (60) days after the expiration of the Negotiations Period applicable to such Dispute (the “Mediation Period”), then the parties shall submit such Dispute to an arbitrator selected (i) by mutual agreement of the parties or (ii) in the event the parties do not reach an agreement regarding the selection of such arbitrator within twenty (20) days after the expiration of the Mediation Period applicable to such Dispute, the parties shall jointly contact the AAA within ten (10) business days after the expiration of such period and an arbitrator shall be appointed by the AAA within thirty (30) days after the expiration of such period in accordance with the Commercial Arbitration Rules of the AAA. The arbitrator thus selected or appointed shall conduct the arbitration pursuant to the then-current Commercial Arbitration Rules of the AAA. The arbitrator shall be governed by the provisions of this Loan Agreement. In the event the parties mutually agree upon the selection of such arbitrator, the fees and expenses of the arbitrator shall be shared equally between the parties to such Dispute. Each of such parties, respectively, shall bear one half of the costs of the arbitrator. Such arbitration would be held in Cass County, North Dakota. Judgment upon the award may be entered in any court of competent jurisdiction in the United States (the award shall remain confidential until such time as it is entered in any such court). Each party to the Dispute shall bear his, her or its respective attorneys’ fees and costs (including, without limitation, expert fees and costs), provided that as set out above such parties shall bear equally the arbitration fees and arbitrator compensation incurred in connection with the arbitration proceeding). Each party retains the right to seek judicial assistance to (i) compel arbitration, (ii) seek interim relief pending arbitration, and (iii) vacate, correct, or enforce any arbitration award. The parties agree that any such judicial assistance shall be sought solely in a federal or state court in Cass County, North Dakota.

5.12 Counterparts.  This Loan Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. A copy or facsimile of this Loan Agreement shall have the same force and effect as that of an original.

5.13STATUTE OF FRAUDS.  THIS LOAN AGREEMENT AND ALL DOCUMENTS AND INSTRUMENTS REFERENCED HEREIN, ATTACHED HERETO OR EXECUTED IN CONNECTION HEREWITH, REPRESENT THE FINAL AGREEMENT BETWEEN BORROWER AND LENDER, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR,

Ex 10.7

CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN BORROWER AND LENDER. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN BORROWER AND LENDER.

IN WITNESS WHEREOF, this instrument is executed effective as of the date first set forth above.

BORROWER:

LODGING FUND REIT III OP, LP,

a Delaware limited partnership, its sole member

By:Lodging Fund REIT III, Inc.,

a Maryland corporation, its general partner

By: /s/ Samuel C. Montgomery

Name:  Samuel C. Montgomery

Title:  Chief Financial Officer

LENDER:

LEGENDARY A-1 BONDS, LLC,

a Delaware limited liability company

By: /s/ Norman H. Leslie

Name: Norman H. Leslie

Title: Managing Member